Exhibit 3.1
Form 8-K
Pacific Alliance Corporation
File No. 000-051777

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO RESTATED CERTIFICATE OF INCORPORATION
OF PACIFIC ALLIANCE CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Pacific Alliance Corporation (the “Corporation”) resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and obtaining the written consent of the holders of a majority of the votes attributed to the Corporation’s outstanding capital stock in lieu of a meeting of the stockholders of the Corporation. That this Certificate of Amendment to Restated Certificate of Incorporation of Pacific Alliance Corporation shall be effective December 23, 2009.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "IV " so that, as amended, said Article shall be amended in total and shall read as follows:

Amendment

ARTICLE IV
Capital Stock

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 270,000,000 shares which are divided into two classes as follows:

20,000,000 shares of Preferred Stock (Preferred Stock) $.001 par value per share, and

250,000,000 shares of Common Stock (Common Stock) $.001 par value per share.

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions of the above classes of stock are as follows:

Preferred Stock

1.           Issuance in Series.  Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine.  All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative.  All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2.

2.           Authority of the Board with Respect to Series. The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

(a)           the distinctive serial designation and the number of shares constituting a series;

(b)           the dividend rate or rates, whether dividends are cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c)           the voting powers, full or limited, if any, of the shares of the series;

(d)           whether the shares are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(e)           the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

(f)           whether the shares are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(g)           whether the shares are convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

(h)           any other preferences, privileges and powers, and relating participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and as are not inconsistent with the provisions of this Certificate of Incorporation.

3.           Dividends. Before any dividends on any class or classes of stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class or classes of stock of the corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment, the holders of shares of Preferred Stock of each series are entitled to such cash dividends, but only when and as declared by the Board of Directors out of funds legally available therefore, as they may be adopted by the Board of Directors providing for the issue of the series, payable on such dates in each year as may be fixed in the resolution or resolutions.  The term "class or classes of stock of the Corporation ranking junior to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Corporation hereafter authorized which rank junior to the Preferred Stock as to dividends or upon liquidation.

4.           Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

5.           Voting Rights.  Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

Common Stock

1.           Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

2.           Liquidation.                      In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to Stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.  The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all of any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock.
The merger or consolidation of the Corporation into or with any other corporation, or the merger or any other corporation into it, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

3.           Voting Rights.  Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of stock held by him or record on the books of the corporation on all matters voted upon by the Stockholders.

Other Provisions

        1.           Pre-emptive Rights.  No Stockholder shall have any pre-emptive right to subscribe to an additional issue of stock of any class or series or to any securities of the Corporation convertible into such stock.

2.           Changes in Authorized Capital Stock.  Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

Reverse Stock Split

At the effective time of the filing of the Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-twentieth (1/20th) of a share of Common Stock, par value $0.001 per share (the "New Common Stock"), of the Corporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-twentieth (1/20). No fractional shares of New Common Stock of the Corporation shall be issued.  Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive, upon surrender to the exchange agent of certificates representing such shares, one additional whole share.  As a result of such Reverse Stock Split, each share of Series A Convertible Preferred Stock shall be convertible into 30.33 shares of the Corporation’s common stock and shall have 30.33 votes per Series A share.  As a result of such Reverse Stock Split, each share of Series B Convertible Preferred Stock shall be convertible into one share of common stock and shall have one vote per Series B share.

End of Amendment

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of said corporation in lieu of a meeting of stockholders was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware and the necessary number of shares as required by statute were voted in favor of the amendments pursuant to such written consents.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

FIFTH: That this Certificate of Amendment to Restated Certificate of Incorporation of Pacific Alliance Corporation shall be effective December 23, 2009.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of December, 2009

Pacific Alliance Corporation

By:  /s/_________________________________
Steven Clark, CEO/President